Exhibit 99.1
HORIZON OFFSHORE REPORTS NO DAMAGE TO MARINE ASSETS, MINOR DAMAGE TO SHORE BASE FACLITIES
     HOUSTON—(September 26, 2005)—Horizon Offshore, Inc. (Pink Sheets: HOFF.PK) announced today that its marine construction vessels located in the U.S. Gulf of Mexico suffered no damage as a result of Hurricane Rita. The Company’s shore base facility in Port Arthur, Texas, from which the Company conducted its Human Resources function and fabricates small components to support its pipeline and derrick projects, suffered wind damage to an office building and welding shop. The Human Resources function has been moved to the Company’s Houston headquarters. The Company’s facility in Sabine Pass, Texas, which supports the Company’s Gulf of Mexico barge operations, was flooded. The Company’s damage assessment is ongoing, but it has not discovered any significant damage to its equipment there. Both sites are currently inoperable due to interruption of utilities service. The Company’s headquarters in Houston, Texas was not affected and is fully operational.
     David Sharp, Horizon’s President and Chief Executive Officer, stated, “Unfortunately, a number of our employees were directly impacted by the hurricane, and we are assisting them with their needs, as we did those who required housing and other essentials as a result of Hurricane Katrina. We have made alternative arrangements for shore base support and do not expect any significant interruption of our ability to continue to operate offshore while we prepare for return to our shore bases in Port Arthur and Sabine Pass.”
     Horizon and its subsidiaries provide marine construction services for the offshore oil and gas industry and energy related industries in the U.S. Gulf of Mexico, West Africa, Southeast Asia/Mediterranean and Latin America. The Company’s fleet is used to perform a wide range of marine construction activities, including installation of marine pipelines to transport oil and gas and other sub sea production systems, and the installation and abandonment of production platforms.
     This press release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: the Company’s substantial amount of debt; high reliance on external sources of financing and improved cash flow to meet its obligations and reduce its existing debt; resolution of the Company’s outstanding claims against Pemex; outcome of litigation with the underwriters of the insurance coverage on the Gulf Horizon; industry conditions and volatility; prices of oil and gas; the Company’s ability to obtain and the timing of new projects; changes in competitive factors; and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission.
     Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward—looking statements often identified with words like “should”, “expects”, “believes”, “anticipates”, “may”, “could”, etc., contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.

Contact:	Ronald D. Mogel (713) 243-2753 Horizon Offshore, Inc.